Exhibit 5.1

SKADDEN , ARPS , SLATE , MEAGHER & FLOM LLP
ONE MANHATTAN WEST NEW YORK, NY 10001 ______________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com
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February 25, 2025	HONG KONG
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Vaxcyte, Inc.

825 Industrial Road, Suite 300

San Carlos, California 94070

RE:	Vaxcyte, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Vaxcyte, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of 6,244,651 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), available for future issuance pursuant to the Vaxcyte, Inc. 2020 Equity Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Plan;

(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(c)	an executed copy of a certificate of Mikhail Eydelman, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Vaxcyte, Inc.

February 25, 2025

(d)	a copy of the Company’s Certificate of Incorporation, as in effect as of the date the Plan was adopted, and certified pursuant to the Secretary’s Certificate;

(e)

a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of February 25, 2025 and certified pursuant to the Secretary’s Certificate;

(f)	a copy of the Company’s Bylaws, as in effect as of the date the Plan was adopted, and certified pursuant to the Secretary’s Certificate;

(g)	a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(h)

a copy of certain resolutions of the Board of Directors of the Company adopted on June 4, 2020 and a copy of certain resolutions of the Compensation Committee of the Board of Directors of the Company adopted on December 6, 2024, each as certified pursuant to the Secretary’s Certificate;

(i)	a certificate, dated February 25, 2025, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware; and

(j)	the form of award agreements under the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Amended and Restated Certificate of Incorporation.

Vaxcyte, Inc.

February 25, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when awarded by the Board of Directors of the Company or a duly authorized committee thereof and issued and paid for in accordance with the terms of the Plan and the award agreements under the Plan, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Shares delivered pursuant to the Plan shall not be less than the $0.001 per share; (v) the Company will continue to have sufficient authorized shares of Common Stock; and (vi) the issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under any agreement or instrument binding on the Company (except that we do not and will not make this assumption with respect to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments).

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJH